3.1 (1)           Articles of Incorporation of Autocarbon.com, Inc.




                          CERTIFICATE OF INCORPORATION
                                       OF
                              AUTOCARBON.COM, INC.


FIRST:   The name of the corporation is: AUTOCARBON.COM, INC.

SECOND: Its registered office in the State of Delaware is located 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The registered agent in charge thereof is The Company Corporation.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 100,000,000 shares having a par value of $ 0.0001 per share.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: The incorporator is Michael S. Krome, Esq., 8 Teak Court, Lake Grove, New York. The powers of the incorporator are to file this certificate of incorporation, approve the by-laws of the corporation and elect the initial directors.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.


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I, Michael S. Krome, for the purpose of forming a corporation  under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this 26th day of June, 2001.

Signed and Attested to by: ___________________________
Michael S. Krome












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